EXHIBIT 10.28

SIXTH AMENDMENT

THIS SIXTH AMENDMENT (the “Amendment”) is made and entered into as of September 26, 2005, by and between THREE BELLEVUE CENTER LLC, a Washington limited liability company (“Landlord”) and INFOSPACE, INC., a Delaware corporation (“Tenant”).

RECITALS

A.	Landlord and Tenant (formerly known as InfoSpace.com, Inc.) are parties to that certain lease dated March 10, 2000 (the “Original Lease”), which Original Lease has been previously amended by instruments dated August 1, 2000, August 25, 2000, October 10, 2000, June 4, 2002 (the “Third Amendment”), May 16, 2003 and June 23, 2004 (the Original Lease, as so amended, being referred to herein as the “Lease”). Pursuant to the Lease, Landlord has leased to Tenant space currently containing approximately 108,973 rentable square feet (the “Existing Premises”) on the 8th, 9th, 10th, 11th and 12th floors of the building commonly known as Key Center, located at 601 108th Avenue NE, Bellevue, Washington (the “Building”).

B.	Tenant has requested that additional space containing approximately 21,853 rentable square feet on the 7th floor of the Building shown on Exhibit A hereto (the “7th Floor Expansion Space”) be added to the Premises and that the Lease be appropriately amended and Landlord is willing to do the same on the following terms and conditions.

C.	The Lease by its terms shall expire on February 29, 2008 (“Previous Termination Date”), and the parties desire to further extend the Term, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.	7th Floor Expansion. Effective as of the 7th Floor Expansion Effective Date (defined below), the Premises, as defined in the Lease, is increased from 108,973 rentable square feet on the 8th, 9th, 10th, 11th and 12th floors to 130,826 rentable square feet on the 7th, 8th, 9th, 10th, 11th and 12th floors by the addition of the 7th Floor Expansion Space, and from and after the 7th Floor Expansion Effective Date, the Existing Premises and the 7th Floor Expansion Space, collectively, shall be deemed the Premises, as defined in the Lease. The Term for the 7th Floor Expansion Space shall commence on the 7th Floor Expansion Effective Date and end on the Second Extended Termination Date (as hereinafter defined). The 7th Floor Expansion Space is subject to all the terms and conditions of the Lease except as expressly modified herein and except that, as to the 7th Floor Expansion Space, Tenant shall not be entitled to receive any allowances, abatements or other financial concessions granted with respect to the Existing Premises unless such concessions are expressly provided for herein with respect to the 7th Floor Expansion Space.

1.01.	The “7th Floor Expansion Effective Date” shall be the date occurring 60 days after the Actual Delivery Date (defined below). The actual 7th Floor Expansion Effective Date shall be set forth in a confirmation letter to be prepared by Landlord and executed by Landlord and Tenant. As used herein, “Actual Delivery Date” means the date on which Landlord tenders possession of the 7th Floor Expansion Space to Tenant. Although the parties anticipate that the Actual Delivery Date will be March 1, 2008, any failure of Landlord to cause the Actual Delivery Date to occur by such date, or by any other date, shall not delay the Second Extended Termination Date (defined below) or, except as provided in Section 1.02 below, subject Landlord to any liability for any loss or damage resulting therefrom.

1.02.

Notwithstanding anything to the contrary in Section 1.01 above, if the Actual Delivery Date has not occurred on or before the Outside Delivery Date (defined below), Tenant, as its sole remedy, shall be entitled to an abatement of Rent, following the 7th Floor Expansion Effective Date, in the amount of 2 days’ Base Rent with respect to the 7th Floor Expansion Space for each day in the period beginning on the Outside Delivery Date and ending on the Actual Delivery Date.

As used herein, “Outside Delivery Date” means March 31, 2008; provided, however, that the Outside Delivery Date shall be postponed 1 day for each day, if any, by which Landlord’s tender of possession of the 7th Floor Expansion Space is delayed by any event of Force Majeure or any holdover in the 7th Floor Expansion Space by a third party (except to the extent that such holdover could have been terminated through Landlord’s commercially reasonable exercise of its rights against such third party).

2.	Extension. The Term is hereby extended for a period of 60 months and shall expire on February 28, 2013 (“Second Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease. That portion of the Term commencing the day immediately following the Previous Termination Date (“Second Extension Date”) and ending on the Second Extended Termination Date shall be referred to herein as the “Second Extended Term”.

3.	Base Rent.

3.01.	Existing Premises Through Previous Termination Date. The Base Rent, Additional Rent and all other charges under the Lease shall be payable as provided therein with respect to the Existing Premises through and including the Previous Termination Date.

3.02.	Existing Premises From and After Second Extension Date. As of the Second Extension Date, the schedule of Base Rent payable with respect to the Existing Premises during the Second Extended Term is the following:

Period	Annual Rate Per Square Foot	Monthly Base Rent
3/1/08 through 2/28/09	$21.60	$196,151.40
3/1/09 through 2/28/10	$22.25	$202,054.10
3/1/10 through 2/28/11	$22.92	$208,138.43
3/1/11 through 2/29/12	$23.61	$214,404.38
3/1/12 through 2/28/13	$24.32	$220,851.95

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Notwithstanding anything in this Section 3.02 to the contrary, so long as Tenant is not in monetary default beyond any applicable cure period under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Base Rent applicable to the Existing Premises in the approximate amount of $196,151.40 per month for the first 6 consecutive full calendar months of the Second Extended Term (the “Existing Premises Rent Abatement Period”). The total amount of Rent abated during the Existing Premises Rent Abatement Period equals $1,176,908.40 (the “Existing Premises Abated Rent”). If Tenant defaults in a monetary obligation under the Lease at any time during the Term and fails to cure such default within any applicable cure period, all Existing Premises Abated Rent shall immediately become due and payable. The payment by Tenant of the Existing Premises Abated Rent in the event of a monetary default shall not limit or affect any of Landlord’s other rights, pursuant to this Lease or at law or in equity. During the Existing Premises Rent Abatement Period, only Base Rent applicable to the Existing Premises shall be abated and any other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

3.03.	7th Floor Expansion Space From 7th Floor Expansion Effective Date Through Second Extended Termination Date. As of the 7th Floor Expansion Effective Date, the schedule of Base Rent payable with respect to the 7th Floor Expansion Space for period beginning on the 7th Floor Expansion Effective Date through the Second Extended Termination Date is the following:

Period	Annual Rate Per Square Foot	Monthly Base Rent
7th Floor Expansion Effective Date through 2/28/09	$21.60	$39,335,40
3/1/09 through 2/28/10	$22.25	$40,519.10
3/1/10 through 2/28/11	$22.92	$41,739.23
3/1/11 through 2/29/12	$23.61	$42,995.78
3/1/12 through 2/28/13	$24.32	$44,288.75

All such Base Rent shall be payable by Tenant in accordance with the terms of the Lease.

Notwithstanding anything in this Section 3.03 to the contrary, so long as Tenant is not in monetary default beyond any applicable cure period under the Lease, as amended hereby, Tenant shall be entitled to an abatement of Base Rent applicable to the 7th Floor Expansion Space in the approximate amount of $39,335.40 per month for the first 6 consecutive full calendar months immediately following the 7th Floor Expansion Effective Date (the “7th Floor Expansion Space Rent Abatement Period”). The total amount of Rent abated during the 7th Floor Expansion Space Rent Abatement Period equals approximately $236,012.40 (the “7th Floor Expansion Space Abated Rent”). If Tenant defaults in a monetary obligation under the Lease at any time during the Term and fails to cure such default within any applicable cure period, all 7th Floor Expansion Space Abated Rent shall immediately become due and payable. The payment by Tenant of the 7th Floor Expansion Space Abated Rent in the event of a monetary default shall not limit or affect any of Landlord’s other rights, pursuant to this Lease or at law or in equity. During the 7th Floor Expansion Space Rent Abatement Period, only Base Rent applicable to the 7th Floor Expansion Space shall be abated and any other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

4.	Tenant’s Pro Rata Share. For the period commencing with the 7th Floor Expansion Effective Date and ending on the Second Extended Termination Date, Tenant’s Pro Rata Share for the 7th Floor Expansion Space is 4.6259%.

5.	Expenses and Taxes.

5.01.	Existing Premises for the Second Extended Term. For the period commencing with the Second Extension Date and ending on the Second Extended Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to the Existing Premises in accordance with the terms of the Lease.

5.02.	7th Floor Expansion Space From 7th Floor Expansion Effective Date Through Second Extended Termination Date. For the period commencing with the 7th Floor Expansion Effective Date and ending on the Second Extended Termination Date, Tenant shall pay for Tenant’s Pro Rata Share of Expenses and Taxes applicable to the 7th Floor Expansion Space in accordance with the terms of the Lease.

6.	Improvements to Existing Premises.

6.01.	Condition of Existing Premises. Tenant is in possession of the Existing Premises and accepts the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment.

6.02.	Responsibility for Improvements to Existing Premises. Tenant may perform improvements to the Existing Premises in accordance with the work letter (the “Existing Premises Work Letter”) attached hereto as Exhibit B-1.

7.	Improvements to 7th Floor Expansion Space.

7.01.	Condition of 7th Floor Expansion Space. Tenant has inspected the 7th Floor Expansion Space and agrees to accept the same “as is” without any agreements, representations, understandings or obligations on the part of Landlord to perform any alterations, repairs or improvements, except as may be expressly provided otherwise in this Amendment. Between the date hereof and the Actual Delivery Date, if Landlord consents to any alterations to the 7th Floor Expansion Space by the existing tenant thereof, Landlord shall provide Tenant with notice of such consent within 10 days after the date of such consent, and if any such alterations constitute material, non-cosmetic alterations that cause the 7th Floor Expansion Space to be materially changed from the condition existing on the date of this Amendment, Landlord shall, at its election, either remove or replace such alterations (or cause the existing tenant to remove or replace such alterations) before the Actual Delivery Date, or cause the 7th Floor Expansion Space Allowance (defined in Exhibit B-2) to be increased by the amount reasonably required to remove or replace such alterations.

7.02.	Responsibility for Improvements to 7th Floor Expansion Space. Tenant may perform improvements to the 7th Floor Expansion Space in accordance with the work letter (the “7th Floor Expansion Space Work Letter”) attached hereto as Exhibit B-2.

8.	[Intentionally Omitted.]

9.	Other Pertinent Provisions. Landlord and Tenant agree that, effective as of the date of this Amendment (unless different effective date(s) is/are specifically referenced in this Section), the Lease shall be amended in the following additional respects:

9.01	7th Floor Expansion Space Contraction Option.

A.	Tenant shall have the right (the “7th Floor Contraction Option”) to terminate the Lease with respect to the 7th Floor Expansion Space (sometimes referred to herein as the “7th Floor Contraction Space”) only, and thus to reduce the Rentable Square Footage of the Premises accordingly, effective as of the date set forth in Tenant’s notice of exercise (“7th Floor Contraction Notice”), which date shall be at least 12 full calendar months after the date the 7th Floor Contraction Notice is received by Landlord (the “7th Floor Contraction Effective Date”), if:

1.	Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its 7th Floor Contraction Notice; and

2.	no more than 25% of the Premises (inclusive of the 7th Floor Expansion Space) is sublet for a term extending past the 7th Floor Contraction Effective Date; and

3.	Tenant is in occupancy of at least 75% of the Premises (inclusive of the 7th Floor Expansion Space).

4.	the Lease has not been assigned (other than pursuant to a Permitted Transfer) prior to the date that Tenant delivers its 7th Floor Contraction Notice or as of the 7th Floor Contraction Effective Date; and

5.	Landlord receives the 7th Floor Contraction Fee, as described in Section 9.01.C. below, simultaneously with the delivery of the 7th Floor Contraction Notice; and

6.	the Remaining Portion of the Premises (defined below in this Section 9.01.B.) and the 7th Floor Contraction Space are both in marketable configuration, as determined by Landlord in its reasonable judgment, provided that such spaces shall be deemed to be in marketable configuration unless Landlord notifies Tenant to the contrary on or before the date Landlord approves Tenant’s final plans for the 7th Floor Expansion Space Alterations (defined in Exhibit B-2).

B.	The Premises, less the 7th Floor Contraction Space, is referred to herein as the “Remaining Portion of the Premises”.

C.	If Tenant exercises its 7th Floor Contraction Option, Tenant, simultaneously with delivery of the 7th Floor Contraction Notice, shall pay to Landlord the following sum (the “7th Floor Contraction Fee”) as a fee in connection with the contraction and not as a penalty: (i) the unamortized portion of the 7th Floor Expansion Space Allowance (defined in Exhibit B-2) calculated as of the 7th Floor Contraction Effective Date, plus (ii) the unamortized portion of any external commissions incurred by Landlord in connection with the 7th Floor Expansion Space calculated as of the 7th Floor Contraction Effective Date. Any amortization of costs hereunder shall be calculated commencing on the Actual Delivery Date and shall be based on an interest rate of 9% per annum.

D.	In addition to the 7th Floor Contraction Fee, Tenant shall also be responsible for all design and construction costs incurred by Landlord in connection with demising the 7th Floor Contraction Space from the Remaining Portion of the Premises, including modifications of the electrical systems and mechanical systems, so that they can be treated as separate leaseable spaces. Such costs shall be payable by Tenant upon demand from Landlord.

E.	If Tenant timely and properly exercises the 7th Floor Contraction Option herein, then, effective as of the 7th Floor Contraction Effective Date, the Lease shall be deemed terminated with respect to the 7th Floor Contraction Space, and Tenant shall surrender the 7th Floor Contraction Space to Landlord in “broom-clean” condition and otherwise in accordance with the terms of the Lease. However, Tenant shall remain liable for all Base Rent, Additional Rent and other sums due under the Lease with respect to the 7th Floor Expansion Space through the 7th Floor Contraction Effective Date even though billings for such may occur subsequent to the 7th Floor Contraction Effective Date. If Tenant fails to vacate the 7th Floor Contraction Space on or before the 7th Floor Contraction Effective Date, then the terms of Article XXV of the Original Lease (Holding Over) shall apply to the 7th Floor Contraction Space as of such date. The termination of the Lease with respect to the 7th Floor Contraction Space shall in no manner affect the remainder of the Premises or any other space leased by Tenant from time to time, and the Lease shall continue in full force and effect with respect to the Remaining Portion of the Premises and any such other space.

F.	If Tenant timely and properly exercises its 7th Floor Contraction Option, Landlord shall prepare an amendment (the “7th Floor Contraction Amendment”) to reflect changes in the Base Rent, Tenant’s Pro Rata Share and other appropriate terms. The 7th Floor Contraction Amendment shall be sent to Tenant within a reasonable time after receipt of the 7th Floor Contraction Notice and Tenant shall execute and return the 7th Floor Contraction Amendment to Landlord within 15 days after Tenant’s receipt of same. At Landlord’s option, an otherwise valid exercise of the 7th Floor Contraction Option shall be fully effective whether or not the 7th Floor Contraction Amendment is executed.

G.

As of the date Tenant provides Landlord with a 7th Floor Contraction Notice, any unexercised rights or options of Tenant to renew the Lease Term with respect to the 7th Floor Contraction Space, and any outstanding tenant improvement allowance or other allowance relating to the 7th Floor Contraction Space not claimed and properly utilized by Tenant in accordance with the Lease as of such date, shall immediately be deemed terminated and no longer available or of any further force or effect; provided, however, that any unused 7th Floor Expansion Space Allowance shall be applied to Rent pursuant to Section C of Exhibit B-2.

H.	The rights granted to Tenant under this Section 9.01 shall be personal to the original Tenant named in this Amendment and any assignee of the Lease in connection with a Permitted Transfer.

9.02	Right of First Offer.

A.	Grant of Option; Conditions.

1.

Tenant shall have the one time right of first offer (the “Right of First Offer”) with respect to each of the following suites (and with respect to each portion of each such suite) that becomes Available (as defined below) after the date of mutual execution and delivery of this Amendment (each such suite or portion thereof, a “Potential Offering Space”): (1) the 21,875 rentable square feet known as the 6th floor of the Building, shown on the demising plan attached hereto as Exhibit C-1; (2) the 21,777 rentable square feet known as the 14th floor of the Building, shown on the demising plan attached hereto as Exhibit C-2; and (3) the 21,615 rentable square feet known as the 20th floor of the Building, shown on the demising plan attached hereto as Exhibit C-3. For purposes hereof, a Potential Offering Space shall be deemed to become “Available” as follows: (a) if, as of the date of this Amendment, the existing third-party tenant of such Potential Offering Space has one or more options to renew the term of its lease, or enter into a new lease, for such Potential Offering Space, then such Potential Offering Space shall be deemed to become Available when, as a result of the passage of time and/or any waiver or agreement, such third-party tenant loses the right(s) to exercise one or more of such options and the term of such third-party tenant’s lease is scheduled to expire with respect to such Potential Offering Space as of a date not later than February 28, 2012, or (b) if, as of the date of this Amendment, such third-party tenant does not have such an option and such third-party tenant’s lease is scheduled to expire with respect to such Potential Offering Space as of a date not later than February 28, 2012, then such Potential Offering Space shall be deemed to become Available immediately upon the mutual execution and delivery of this Amendment. Tenant’s Right of First Offer shall be exercised as follows: at any time after any Potential Offering Space has become Available, but prior to leasing such Potential Offering Space to any party (other than to any existing tenant thereof pursuant to the terms of an option that exists on the date of this Amendment), Landlord shall advise Tenant (the “First Stage Advice”) of the terms under which Landlord is prepared to lease such Potential Offering Space (an “Offering Space”) to Tenant for the remainder of the Term, which terms shall reflect the Prevailing Market (hereinafter defined) rate for such Offering Space as reasonably determined by Landlord. Subject to Subparagraph A.2 below, Tenant may lease the Offering Space in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “First Stage Notice of Exercise”) within 10 days after the date of the First Stage Advice. In addition, if Tenant becomes entitled to exercise its Right of First Offer with respect to an Offering Space based on a First Stage Advice delivered by Landlord, but fails to provide Landlord with a First Stage Notice of Exercise within such 10-day period, and if Landlord thereafter proposes to lease such Offering Space to a prospective tenant on terms that are substantially more favorable to such prospective tenant than those set forth in the First Stage Advice, then Tenant shall once again have a Right of First Offer and Landlord, before leasing the Offering Space to such prospective tenant, shall advise Tenant (a “Second Stage Advice”) of the terms under which Landlord is prepared to lease the Offering Space to such prospective Tenant, whereupon, subject to Subparagraph A.2 below, Tenant may lease the Offering Space, in its entirety only, under such terms, by delivering written notice of exercise to Landlord (the “Second Stage Notice of Exercise”) within 10 days after the date of the Second Stage Advice. For purposes hereof, the terms offered to a prospective tenant (the “Proposed Terms”) shall not be deemed to be substantially more favorable than those set forth in the First Stage Advice unless the net effective rent for the Offering Space as provided under the Proposed Terms is less than 90% of the net effective rent for the Offering Space as provided under the First Stage Advice, as determined in good faith by Landlord using a discount rate of 9.0% and taking into account all proposed material economic terms relating to the Offering Space, including, without limitation, the length of the term, the net rent, any base year, any tax or expense escalation or other financial escalation, and any financial concessions, but excluding any right to extend the term or any right to expand the leased premises (whether in the form of an expansion option, a right of first offer or refusal, or any similar right).

2.	Notwithstanding anything to the contrary in Subparagraph A.1 above, Tenant shall have no Right of First Offer and Landlord need not provide Tenant with any First Stage Advice or any Second Stage Advice (each, an “Advice”) with respect to any Potential Offering Space, if:

a.	Tenant is in default under the Lease beyond any applicable cure periods at the time that Landlord would otherwise deliver the Advice; or

b.	more than 25% of the Premises is sublet at the time Landlord would otherwise deliver the Advice; or

c.	the Lease has been assigned (except pursuant to a Permitted Transfer) prior to the date Landlord would otherwise deliver the Advice; or

d.	Tenant is not occupying at least 75% of the Premises on the date Landlord would otherwise deliver the Advice; or

e.	such Potential Offering Space is not intended for the exclusive use of Tenant or its affiliates during the Term.

B.	Terms for Offering Space.

1.	The term for the Offering Space shall commence upon the commencement date stated in the applicable Advice and thereupon such Offering Space shall be considered a part of the Premises; provided, however, that in the event of any conflict between the terms of the Lease and the terms of the applicable Advice, the terms of the applicable Advice shall prevail with respect to the Offering Space; provided further, however, that in the event of any conflict between the terms of the applicable Advice and the terms of this Section 9.02, the terms of this Section 9.02 shall prevail.

2.	Tenant shall pay Base Rent and Additional Rent for the Offering Space in accordance with the terms and conditions of the applicable Advice, which terms and conditions shall reflect the Prevailing Market rate for the Offering Space as determined in Landlord’s reasonable judgment.

3.

The Offering Space (including improvements and personalty, if any) shall be accepted by Tenant in its condition and as-built configuration existing on the earlier of the date Tenant takes possession of the Offering Space or as of the date the term for such Offering Space commences, unless the applicable Advice specifies any work to be performed by Landlord in the Offering Space, in which case Landlord shall perform such work in the Offering Space. If Landlord is delayed delivering possession of the Offering Space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space, and the commencement of the term for the Offering Space shall be postponed until the date Landlord delivers possession of the Offering Space to Tenant free from occupancy by any party.

C.	Termination of Right of First Offer; Relationship of Right of First Offer to Renewal Option. The rights of Tenant hereunder with respect to any Potential Offering Space shall terminate on the earlier to occur of: (i) February 28, 2012; (ii) Tenant’s failure to exercise its Right of First Offer with respect to such Potential Offering Space within the 10 Business Day period provided in Section 9.02.A above; and (iii) the date Landlord would have provided Tenant an Advice for such Potential Offering Space if Tenant had not been in violation of one or more of the conditions set forth in Section 9.02.A above. In addition, if Landlord provides Tenant with an Advice for any Offering Space that contains expansion rights (whether such rights are described as an expansion option, right of first refusal, right of first offer or otherwise) with respect to any other Potential Offering Space (such other Potential Offering Space subject to such expansion rights is referred to herein as an “Encumbered Potential Offering Space”) and Tenant does not exercise its Right of First Offer to lease such Offering Space pursuant to the Advice, Tenant’s Right of First Offer with respect to the Encumbered Potential Offering Space shall be subject and subordinate to all such expansion rights contained in the Advice.

D.	Offering Amendment. If Tenant exercises its Right of First Offer, Landlord shall prepare an amendment (the “Offering Amendment”) adding the Offering Space to the Premises on the terms set forth in the applicable Advice and reflecting the changes in the Base Rent, Rentable Square Footage of the Premises, Tenant’s Pro Rata Share and other appropriate terms. A copy of the Offering Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the First Stage Notice of Exercise or the Second Stage Notice of Exercise, as applicable, executed by Tenant, and Tenant shall execute and return the Offering Amendment to Landlord within 30 days thereafter, but an otherwise valid exercise of the Right of First Offer shall be fully effective whether or not the Offering Amendment is executed.

E.	Definition of Prevailing Market. For purposes of this Right of First Offer provision, “Prevailing Market” shall mean the annual rental rate per square foot for space comparable to the Offering Space in the Building and office buildings comparable to the Building in the Bellevue central business district under leases and renewal and expansion amendments being entered into at or about the time that Prevailing Market is being determined, giving appropriate consideration to tenant concessions, brokerage commissions, tenant improvement allowances, existing improvements in the space in question, the length of the term, and the method of allocating operating expenses and taxes. Notwithstanding the foregoing, space leased under any of the following circumstances shall not be considered to be comparable for purposes hereof: (i) the lease term is for less than the lease term of the Offering Space, (ii) the space is encumbered by the option rights of another tenant, or (iii) the space has a lack of windows and/or an awkward or unusual shape or configuration. The foregoing is not intended to be an exclusive list of space that will not be considered to be comparable.

F.	Subordination. Notwithstanding anything herein to the contrary, Tenant’s Right of First Offer is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

9.03	Renewal Option. Section II of Exhibit E to the Original Lease is deleted in its entirety and the following is hereby added to and made part of the Lease.

A.	Tenant shall have the right to extend the Second Extended Term (the “Renewal Option”) for one additional period of 5 years commencing on the day following the Second Extended Termination Date and ending on the 5th anniversary of the Second Extended Termination Date (the “Renewal Term”) if each of the following conditions 1 through 5 is satisfied:

1.	Landlord receives notice of exercise (“Initial Renewal Notice”) not later than February 29, 2012 and not sooner than December 1, 2011; and

2.	Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice (as defined below); and

3.	No more than 25% of the Premises is sublet (other than pursuant to a Permitted Transfer) at the time that Tenant delivers its Initial Renewal Notice or at the time Tenant delivers its Binding Notice; and

4.	The Lease has not been assigned prior to the date that Tenant delivers its Initial Renewal Notice or prior to the date Tenant delivers its Binding Notice (except for a transfer approved by Landlord or a Permitted Transfer);

5.	Tenant executes and returns the Renewal Amendment (hereinafter defined) within 30 days after its submission to Tenant.

B.	The initial Base Rent rate per rentable square foot for the Premises during the Renewal Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises.

C.	Tenant shall pay Additional Rent (i.e. Expenses and Taxes) for the Premises during the Renewal Term in accordance with the terms of Article IV of the Lease.

D.

Within 60 days after receipt of Tenant’s Initial Renewal Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Renewal Term. Tenant, within 60 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Renewal Term, shall either (i) give Landlord final binding written notice (“Binding Notice”) of Tenant’s exercise of its Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”). If Tenant fails to provide Landlord with either a Binding Notice or Rejection Notice within such 60 day period, then Tenant’s Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Binding Notice, Landlord and Tenant shall enter into the Renewal Amendment upon the terms and conditions set forth herein. If Tenant provides (or is deemed to provide) Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Renewal Term. Upon agreement, Tenant shall provide Landlord with Binding Notice and Landlord and Tenant shall enter into the Renewal Amendment in accordance with the terms and conditions hereof. If Landlord and Tenant fail to agree upon the Prevailing Market rate within 30 days after the date Tenant provides (or is deemed to provide) Landlord with the Rejection Notice, then either party, by written notice (the “Arbitration Notice”) to the other within 30 days after the expiration of such 30 day period, shall have the right to have the Prevailing Market rate determined by binding arbitration in accordance with the procedures set forth below. If Landlord and Tenant cannot agree upon the Prevailing Market rate within the 30 day period described and neither party elects to invoke its right of arbitration (and Tenant is not deemed to have exercised its right to arbitrate), Tenant’s Renewal Option shall be deemed to be null and void and of no further force and effect. If the right of arbitration is invoked (or if Tenant is deemed to provide Landlord with an Arbitration Notice), Landlord and Tenant, at their sole cost and expense, shall each employ an appraiser within 15 days after the Arbitration Notice is given (or is deemed to have been given by Tenant). If either party fails to appoint an appraiser within such period then the appointed appraiser shall be the sole appraiser and his or her determination shall be binding. Each appraiser shall be a member of the Master Appraisers Institute or similar reputable organization, with 10 years of experience appraising office buildings comparable to the location and type of that of the Building. Each appraiser shall render an appraisal of the Prevailing Market rate for the Premises within 30 calendar days. The two appraisers, within 10 days of the exchange of appraisals, shall mutually agree upon the Prevailing Market rate for the Premises and notify Landlord and Tenant of their determination. Such determination shall be binding upon both Landlord and Tenant. If the appraisers cannot agree on a determination of the Prevailing Market Rate within 10 days of the exchange of appraisals, then Landlord and Tenant shall select an independent third appraiser acceptable to both within 10 days. If Landlord and Tenant are unable to select an independent third appraiser acceptable to both within 10 days, either party may request that the American Arbitration Association in the county in which the Building is located appoint an independent third appraiser that meets the qualifications described above. Within 10 days following appointment (whether by mutual agreement or arbitration), the third appraiser shall choose the appraisal of either Landlord’s appraiser or Tenant’s appraiser and the chosen appraisal shall be deemed to represent the Prevailing Market rate for the Premises. Such determination shall be binding upon both Landlord and Tenant. The parties shall share equally in the cost of any such third appraiser.

E.	If Tenant is entitled to and properly exercises its Renewal Option, Landlord shall prepare an amendment (the “Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The Renewal Amendment shall be:

1.	sent to Tenant within a reasonable time after receipt of the Binding Notice; and

2.	executed by Tenant and returned to Landlord in accordance with paragraph 9.03.A.5 above.

An otherwise valid exercise of the Renewal Option shall, at Landlord’s option, be fully effective whether or not the Renewal Amendment is executed.

F.	For purposes of this Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot, and refurbishment allowance, if any, under leases entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in Bellevue, Washington. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the Landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease.

9.04	Security Deposit. Section IV.C of the Third Amendment is deleted in its entirety and is null and void and of no further force or effect. Landlord hereby acknowledges that the amount of the Security Deposit (in the form of a Letter of Credit) held by Landlord as of the date of this Lease is $3,255,986.00.

9.05	Reduction of Security Deposit. Section VI.D of the Original Lease (as made part of the Lease pursuant to Section IX.B of the Third Amendment) is deleted in its entirety and the following substituted therefor:

D.	In addition to the provisions of Section VI.C above, so long as Tenant is not in default under this Lease beyond the expiration of any applicable cure periods at the time of the proposed reduction, Tenant shall, subject to the remaining terms of this Article VI, also have the right to reduce the amount of the Security Deposit (i.e. the Letter of Credit) to $1,075,000.00, effective as of the later of: (a) March 1, 2008, or (b) the date which is 45 days after written notice from Tenant to Landlord of such Security Deposit reduction.

9.06	Assignment and Subletting. In the second sentence of Section XII.D of the Lease, the phrase “, directly or indirectly,” is hereby inserted after the word “owned”.

10.	Miscellaneous.

10.01.	This Amendment and the attached exhibits, which are hereby incorporated into and made a part of this Amendment, set forth the entire agreement between the parties with respect to the matters set forth herein. There have been no additional oral or written representations or agreements. Under no circumstances shall Tenant be entitled to any Rent abatement, improvement allowance, leasehold improvements, or other work to the Premises, or any similar economic incentives that may have been provided Tenant in connection with entering into the Lease, unless specifically set forth in this Amendment. Tenant agrees that neither Tenant nor its agents or any other parties acting on behalf of Tenant shall disclose any matters set forth in this Amendment or disseminate or distribute any information concerning the terms, details or conditions hereof to any person, firm or entity without obtaining the express written consent of Landlord. Notwithstanding the foregoing, Landlord acknowledges that Tenant is a public company and may publicly disclose this Amendment to the extent required by governmental laws or regulations.

10.02.	Except as herein modified or amended, the provisions, conditions and terms of the Lease shall remain unchanged and in full force and effect.

10.03.	In the case of any inconsistency between the provisions of the Lease and this Amendment, the provisions of this Amendment shall govern and control.

10.04.	Submission of this Amendment by Landlord is not an offer to enter into this Amendment but rather is a solicitation for such an offer by Tenant. Landlord shall not be bound by this Amendment until Landlord has executed and delivered the same to Tenant.

10.05.	The capitalized terms used in this Amendment shall have the same definitions as set forth in the Lease to the extent that such capitalized terms are defined therein and not redefined in this Amendment.

10.06.

Tenant hereby represents to Landlord that Tenant has dealt with no broker in connection with this Amendment, other than Christopher Moe and John Cox of GVA Kidder Mathews (“Tenant’s Broker”). Tenant agrees to indemnify and hold Landlord, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, mortgagee(s) and agents, and the respective principals and members of any such agents (collectively, the “Landlord Related Parties”) harmless from all claims of any brokers, other than Tenant’s Broker, claiming to have represented Tenant in connection with this Amendment. Landlord hereby represents to Tenant that Landlord has dealt with no broker in connection with this Amendment, other than Susan Murphy of Equity Office Properties Management Corp. (“Landlord’s Broker”). Landlord agrees to indemnify and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees, and agents, and the respective principals and members of any such agents (collectively, the “Tenant Related Parties”) harmless from all claims of any brokers, including Landlord’s Broker, claiming to have represented Landlord in connection with this Amendment.

10.07.	Each signatory of this Amendment represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.

SIGNATURES ARE ON THE FOLLOWING PAGE

IN WITNESS WHEREOF, Landlord and Tenant have duly executed this Amendment as of the day and year first above written.

LANDLORD:

THREE BELLEVUE CENTER LLC, a Washington limited liability company

By:	EOP-Three Bellevue Center, L.L.C., a Delaware limited liability company, its sole member

	By:	EOP Operating Limited Partnership, a Delaware limited partnership, its sole member

		By:	Equity Office Properties Trust, a Maryland real estate investment trust, its general partner

			By:	/s/ M. Patrick Callahan
M. Patrick Callahan
Senior Vice President,
Seattle Region

TENANT:

INFOSPACE, INC., a Delaware corporation

By:	/s/ James Voelker
Name:	James Voelker
Title:	Chairman and CEO

THIS PAGE IS REQUIRED IF PROPERTY IS IN

OHIO OR WASHINGTON STATE

LANDLORD ACKNOWLEDGMENTS

STATE OF Washington	)
COUNTY OF King	)	ss:

I, the undersigned, a Notary Public, in and for the County and State aforesaid, do hereby certify that M. Patrick Callahan, personally known to me to be the Sr. VP of Equity Office Properties Trust, a Maryland real estate investment trust, and personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that as such officer of said entity being authorized so to do, (s)he executed the foregoing instrument on behalf of said entity, by subscribing the name of such entity by himself/herself as such officer, as a free and voluntary act, and as the free and voluntary act and deed of said entity under the foregoing instrument for the uses and purposes therein set forth.

GIVEN under my hand and official seal this 26th day of September, 2005.

/s/ Nathan Paul Good
Notary Public

My Commission Expires: 1/9/08

TENANT ACKNOWLEDGMENTS

STATE OF Washington	)
COUNTY OF King	)	ss:

On this the 15th day of Sept., 2005, before me a Notary Public duly authorized in and for the said County in the State aforesaid to take acknowledgments personally appeared James Voelker known to me to be Chairman and CEO of INFOSPACE, INC., a Delaware corporation, one of the parties described in the foregoing instrument, and acknowledged that as such officer, being authorized so to do, (s)he executed the foregoing instrument on behalf of said corporation by subscribing the name of such corporation by himself/herself as such officer and caused the corporate seal of said corporation to be affixed thereto, as a free and voluntary act, and as the free and voluntary act of said corporation, for the uses and purposes therein set forth.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

/s/ Janice M. Riggs
Notary Public

My Commission Expires: 11-2-08

EXHIBIT A

OUTLINE AND LOCATION OF 7th FLOOR EXPANSION SPACE

EXHIBIT B-1

EXISTING PREMISES WORK LETTER

This Exhibit is attached to and made a part of the Amendment (the “Amendment”) by and between THREE BELLEVUE CENTER LLC, a Washington limited liability company (“Landlord”) and INFOSPACE, INC., a Delaware corporation (“Tenant”) for space in the Building located at 601 108th Avenue NE, Bellevue, Washington, and commonly known as Key Center. Capitalized terms used but not defined herein shall have the meanings given in the Amendment.

A.	Tenant, following the full and final execution and delivery of the Amendment, shall have the right to perform alterations and improvements in the Existing Premises (the “Existing Premises Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform Existing Premises Alterations in the Existing Premises unless and until Tenant has complied with all of the terms and conditions of Section IX.C of the Lease, including, without limitation, approval by Landlord of the final plans for the Existing Premises Alterations and the contractors to be retained by Tenant to perform such Existing Premises Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of the contractors to perform the Existing Premises Alterations shall not be unreasonably withheld. The parties agree that Landlord’s approval of the general contractor to perform the Existing Premises Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the Existing Premises Alterations, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the Existing Premises is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

B.	Landlord agrees to contribute the sum of $3,269,190.00 (i.e., $30.00 per rentable square foot of the Existing Premises) (the “Existing Premises Allowance”) toward the cost of performing the Existing Premises Alterations. The Existing Premises Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the Existing Premises Alterations and for hard costs and applicable sales taxes in connection with the Existing Premises Alterations; provided, however, that up to $500,000.00 of the Existing Premises Allowance may also be used for soft costs (including, but not limited to, permit fees, construction management fees, cabling costs and moving costs) and applicable sales taxes. The Existing Premises Allowance shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performed the Existing Premises Alterations, within 30 days following receipt by Landlord of (1) receipted bills covering all labor and materials expended and used in the Existing Premises Alterations; (2) a sworn contractor’s affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (3) full and final waivers of lien; (4) as-built plans of the Existing Premises Alterations; and (5) the certification of Tenant and its architect that the Existing Premises Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. The Existing Premises Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the Existing Premises Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

C.	In no event shall the Existing Premises Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant except as otherwise provided in Section B above. If Tenant does not submit a request for payment of the entire Existing Premises Allowance to Landlord in accordance with the provisions contained in this Exhibit by December 31, 2006, any unused amount shall be applied to Rent next becoming due under the Lease until such amount has been fully applied. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the Existing Premises Alterations and/or the Existing Premises Allowance.

D.	This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the Existing Premises or any additions to the Premises in the event of a renewal or extension of the Term, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK

EXHIBIT B-2

7th FLOOR EXPANSION SPACE WORK LETTER

This Exhibit is attached to and made a part of the Amendment (the “Amendment”) by and between THREE BELLEVUE CENTER LLC, a Washington limited liability company (“Landlord”) and INFOSPACE, INC., a Delaware corporation (“Tenant”) for space in the Building located at 601 108th Avenue NE, Bellevue, Washington, and commonly known as Key Center. Capitalized terms used but not defined herein shall have the meanings given in the Amendment.

A.	Tenant, following the delivery of the 7th Floor Expansion Space by Landlord, shall have the right to perform alterations and improvements in the 7th Floor Expansion Space (the “7th Floor Expansion Space Alterations”). Notwithstanding the foregoing, Tenant and its contractors shall not have the right to perform 7th Floor Expansion Space Alterations in the 7th Floor Expansion Space unless and until Tenant has complied with all of the terms and conditions of Section IX.C of the Lease, including, without limitation, approval by Landlord of the final plans for the 7th Floor Expansion Space Alterations and the contractors to be retained by Tenant to perform such 7th Floor Expansion Space Alterations. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. Landlord’s approval of the contractors to perform the 7th Floor Expansion Space Alterations shall not be unreasonably withheld. The parties agree that Landlord’s approval of the general contractor to perform the 7th Floor Expansion Space Alterations shall not be considered to be unreasonably withheld if any such general contractor (i) does not have trade references reasonably acceptable to Landlord, (ii) does not maintain insurance as required pursuant to the terms of this Lease, (iii) does not have the ability to be bonded for the work in an amount of no less than 150% of the total estimated cost of the 7th Floor Expansion Space Alterations, (iv) does not provide current financial statements reasonably acceptable to Landlord, or (v) is not licensed as a contractor in the state/municipality in which the 7th Floor Expansion Space is located. Tenant acknowledges the foregoing is not intended to be an exclusive list of the reasons why Landlord may reasonably withhold its consent to a general contractor.

B.	Subject to Section 7.01 of the Amendment, Landlord agrees to contribute the sum of $655,590.00 (i.e., $30.00 per rentable square foot of the 7th Floor Expansion Space) (the “7th Floor Expansion Space Allowance”) toward the cost of performing the 7th Floor Expansion Space Alterations in preparation of Tenant’s occupancy of the 7th Floor Expansion Space. The 7th Floor Expansion Space Allowance may only be used for the cost of preparing design and construction documents and mechanical and electrical plans for the 7th Floor Expansion Space Alterations and for hard costs and applicable sales taxes in connection with the 7th Floor Expansion Space Alterations; provided, however, that up to $50,000.00 of the 7th Floor Expansion Space Allowance may also be used for soft costs (including, but not limited to, permit fees, construction management fees, cabling costs and moving costs) and applicable sales taxes. The 7th Floor Expansion Space Allowance shall be paid to Tenant or, at Landlord’s option, to the order of the general contractor that performed the 7th Floor Expansion Space Alterations, within 30 days following receipt by Landlord of (1) receipted bills covering all labor and materials expended and used in the 7th Floor Expansion Space Alterations; (2) a sworn contractor’s affidavit from the general contractor and a request to disburse from Tenant containing an approval by Tenant of the work done; (3) full and final waivers of lien; (4) as-built plans of the 7th Floor Expansion Space Alterations; and (5) the certification of Tenant and its architect that the 7th Floor Expansion Space Alterations have been installed in a good and workmanlike manner in accordance with the approved plans, and in accordance with applicable laws, codes and ordinances. The 7th Floor Expansion Space Allowance shall be disbursed in the amount reflected on the receipted bills meeting the requirements above. Notwithstanding anything herein to the contrary, Landlord shall not be obligated to disburse any portion of the 7th Floor Expansion Space Allowance during the continuance of an uncured default under the Lease, and Landlord’s obligation to disburse shall only resume when and if such default is cured.

C.

In no event shall the 7th Floor Expansion Space Allowance be used for the purchase of equipment, furniture or other items of personal property of Tenant except as otherwise provided in Section B above. If Tenant does not submit a request for payment of the entire 7th Floor Expansion Space Allowance to Landlord in accordance with the provisions contained in this Exhibit by December 31, 2008, any unused amount shall be applied to Rent next becoming due under the Lease until such amount has been fully applied. Tenant shall be responsible for all applicable state sales or use taxes, if any, payable in connection with the 7th Floor Expansion Space Alterations and/or the 7th Floor Expansion Space Allowance.

D.	This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

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EXHIBIT C-1

OUTLINE AND LOCATION OF 6TH FLOOR POTENTIAL OFFERING SPACE

EXHIBIT C-2

OUTLINE AND LOCATION OF 14TH FLOOR POTENTIAL OFFERING SPACE

EXHIBIT C-3

OUTLINE AND LOCATION OF 20TH FLOOR POTENTIAL OFFERING SPACE